Final Term Sheet

Dated May 20, 2011

Filed Pursuant to Rule 433

Registration Statement No. 333-164978

CSX CORPORATION

PRICING TERM SHEETS

4.250% Notes due 2021

Issuer:	CSX Corporation

Security:	4.250% Notes due 2021

Size:	$350,000,000

Maturity Date:	June 1, 2021

Coupon:	4.250%

Interest Payment Dates:	June 1 and December 1, commencing December 1, 2011

Price to Public:	99.499%

Benchmark Treasury:	3.125% due May 15, 2021

Benchmark Treasury Yield:	3.162%

Spread to Benchmark Treasury:	+115 bps

Yield:	4.312%

Make-Whole Call:	T +20 bps

Par Call:	Within three months prior to the maturity date

Expected Settlement Date:	May 25, 2011

CUSIP:	126408 GV9

Anticipated Ratings:	Baa3 (Positive) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Rating Services BBB (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or UBS Securities LLC toll free at 1-877-827-6444, ext. 561-3884.

5.500% Notes due 2041

Issuer:	CSX Corporation

Security:	5.500% Notes due 2041

Size:	$250,000,000 (Reopening of $300,000,000 of 5.500% Notes due April 15, 2041, issued on October 21, 2010)

Maturity Date:	April 15, 2041

Coupon:	5.500%

Interest Payment Dates:	April 15 and October 15, commencing October 15, 2011

Accrued Interest Payable to Issuer:	$1,527,777.78 accrued from April 15, 2011 to settlement date

Price to Public:	99.326% of principal amount, plus accrued interest from April 15, 2011

Benchmark Treasury:	4.750% due February 15, 2041

Benchmark Treasury Yield:	4.296%

Spread to Benchmark Treasury:	+125 bps

Yield:	5.546%

Make-Whole Call:	T +25 bps

Par Call:	Within six months prior to the maturity date

Expected Settlement Date:	May 25, 2011

CUSIP:	126408 GU1

Anticipated Ratings:	Baa3 (Positive) by Moody’s Investors Service, Inc. BBB (Stable) by Standard & Poor’s Rating Services BBB (Stable) by Fitch Ratings Ltd.

Joint Book-Running Managers:	Credit Suisse Securities (USA) LLC UBS Securities LLC

Senior Co-Managers:	Barclays Capital Inc. Citigroup Global Markets Inc. Deutsche Bank Securities Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. Incorporated

Co-Managers:	Mitsubishi UFJ Securities (USA), Inc. Mizuho Securities USA Inc. Scotia Capital (USA) Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or UBS Securities LLC toll free at 1-877-827-6444, ext. 561-3884.